INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

  and Stockholders

BiTech Pharma, Inc. (F/K/A China RX Holdings, Inc.) and Subsidiaries

5980 Horton Street, Suite 405

Emeryville, California 94608

We hereby consent to the inclusion by reference of our audit report dated September 28, 2005, for the years ended June 30, 2005 and 2004, and our review report dated November 30, 2005 for the quarters ended September 30, 2005 and 2004, and our review report dated February 24, 2006 for the six months ended December 31, 2005 and 2004, which appear in the Registration Statement on Form 10-SB of BiTech Pharma, Inc. (F/K/A China RX Holdings, Inc.) and Subsidiaries filed with Securities and Exchange Commission and to all references to our firm included in this Registration Statement on Form 10-SB.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Rochester, New York

  March 24, 2006